                                                                     EXHIBIT 4.4



          IMPORTANT INFORMATION ABOUT COVERAGE UNDER THE TEXAS LIFE,
                     ACCIDENT, HEALTH AND HOSPITAL SERVICE
                        INSURANCE GUARANTY ASSOCIATION

Texas law establishes a system, administered by the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association (the "Association"), to protect policyholders if their life or health insurance company fails to or cannot meet its contractual obligations. Only the policyholders of insurance companies which are members of the Association are eligible for this protection. However, even if a company is a member of the Association, protection is limited and policyholders must meet certain guidelines to qualify. (The law is found in the Texas Insurance Code, Article 21.28-D.)

BECAUSE OF STATUTORY LIMITATIONS ON POLICYHOLDER PROTECTION, IT IS POSSIBLE THAT THE ASSOCIATION MAY NOT COVER YOUR POLICY OR MAY NOT COVER YOUR POLICY IN FULL.

Eligibility for Protection by the Association

When an insurance company which is a member of the Association is designated as impaired by the Texas Commissioner of Insurance, the Association provides coverage to policyholders who are:

     .    residents of Texas at the time that their insurance company is impaired
     .    residents of other states, ONLY if the following conditions are met:

          1.   The policyholder has a policy with a company based in Texas;
          2. The company has never held a license in the policyholder's state of residence;
          3. The policyholder's state of residence has a similar guaranty association; and
          4. The policyholder is not eligible for coverage by the guaranty association of the policyholder's state of residence.

Limits of Protection by the Association

Accident, Accident and Health, or Health Insurance:

     . up to a total of $200,000 for one or more policies for each individual covered.

Life Insurance:

     . net cash surrender value up to a total of $100,000 under one or more policies on any one life; or

     . death benefits up to a total of $300,000 under one or more policies on any one life.

Individual Annuities:

     . net cash surrender amount up to a total of $100,000 under one or more policies owned by one contractholder.

Group Annuities:

     . net cash surrender amount up to $100,000 in allocated benefits under one or more policies owned by one contractholder; or

     . net cash surrender amount up to $5,000,000 in unallocated benefits under one contractholder regardless of the number of contracts.

THE INSURANCE COMPANY AND ITS AGENTS ARE PROHIBITED BY LAW FROM USING THE EXISTENCE OF THE ASSOCIATION FOR THE PURPOSE OF SALES, SOLICITATION, OR INDUCEMENT TO PURCHASE ANY FORM OF INSURANCE.

When you are selecting an insurance company, you should not rely on coverage by the Association.

     Texas Life, Accident, Health and Hospital    Texas Department of Insurance
     Service Insurance Guaranty Association       P.O. Box 149104
     301 Congress, Suite 500                      Austin, Texas 78714-9104
     Austin, Texas 78701                          800-252-3439
     800-982-6362

GROUP ANNUITY CONTRACT

Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0001
(515) 247-5111

in consideration of the application for this contract made by

                          TRUSTEES OF ASD 401(K) PLAN

                             (the Contractholder)

and payment of all Contributions and Annuity Premiums provided for in this contract, agrees to make payments to the person or persons entitled to them subject to the provisions of this contract.

This contract is delivered in Texas.

Contributions directed into a Separate Account are not guaranteed as to the dollar amount. They will increase or decrease in dollar amount, depending on the investment performance of such Separate Account, as set out in this contract.

This contract is issued and accepted subject to all the terms set out in it.

This contract is executed by Principal Life Insurance Company at its Corporate Center to take effect as of the 1st day of October, 1998 which is the Contract Date.


          /s/                                                 /s/

     Vice President and                                  Chairman and
     Corporate Secretary                                 Chief Executive Officer


                                      /s/
                        -------------------------------
                                   Registrar

                             Date Oct 28, 1998
                                  ---------------------


                        GROUP CONTRACT NO.  GA 4-34805
                  Flexible Investment Annuity Group Contract
                           With Full Crediting Rates
                         and Pooled Separate Accounts

REMOVAL OF DIVIDEND SECTION RIDER

This rider is made part of the group annuity contract to which it is attached. Such group annuity contract is issued by us to you. All terms defined in this contract have the same meaning where used in this rider.

The effective date of this rider is the latest of (i) July 1, 1998 or (ii) the date the rider was approved for use in the state of issue of this contract.

This rider modifies the contract by striking SECTION 3DIVIDENDS from the General Provisions article of the contract and by renumbering all of the sections thereafter to reflect the change.


                                    PRINCIPAL LIFE INSURANCE COMPANY




                                    CHAIRMAN AND
                                    CHIEF EXECUTIVE OFFICER

SCHEDULE OF SPECIFICATIONS                                           GA: 4-34805
                                                                         -------

This schedule is a part of the contract to which it is attached. Terms defined in the contract have the same meaning where used in this schedule.

This is schedule number  1  , effective October 1, 1998.  It replaces all
                        ----            ---------------
previous Schedules.

Plan Name: ASD 401(K) PLAN

Deposit Year:

     The Initial Deposit Year begins on the Contract Date and ends on December
                                                                      --------
31, 1998.  Subsequent Deposit Years begin on January 1  and the same day of each
--------                                     ----------
following year.

Investment Options available:

     Guaranteed Interest Investments.

     Separate Account Investments (elected by you):

     U.S. Stock Separate Account
     Bond Emphasis Balanced Separate Account
     Money Market Separate Account
     Stock Emphasis Balanced Separate Account
     Real Estate Separate Account
     Government Securities Separate Account
     Bond and Mortgage Separate Account
     Medium Company Blend Separate Account
     International Stock Separate Account
     Medium Company Value Separate Account
     Stock Index Separate Account
     Small Company Blend Separate Account
     Large Company Value Separate Account
     Large Company Blend Separate Account
     Large Company Growth Separate Account
     Medium Company Growth Separate Account
     Small Company Growth Separate Account
     Small Company Value Separate Account
     International Small Company Separate Account
     International Emerging Markets Separate Account

     Riders and special attachments:
     Texas Guaranty Association Notice
     Complaint Notice
     Separate Account Investment Rider

     Texas Variable Annuity/Separate Account Endorsement
     Texas Separate Account Endorsement

     Removal of Dividend Rider

Notations:



(Signatures are not required for the original Schedule 1 issued with the Contract)




---------------------------------                -------------------------------
       Contractholder Name                                  Registrar


---------------------------------                -------------------------------
       Title                                                Date



---------------------------------                -------------------------------
       Date

           IMPORTANT NOTICE                                AVISO IMPORTANTE
To obtain information or make a complaint:        Para obtener informacion o para someter una
                                                  queja:

You may call Principal Life Insurance Company's   Usted puede llamar al numero de telefono
toll-free telephone number for information or     gratis de Principal Life Insurance Company's
to make a complaint at                            para informacion o para someter una queja al

               1-800-255-6613                                    1-800-255-6613

You may also write to Principal Life Insurance    Usted tambien puede escribir a Principal
Company at:                                       Life Insurance Company:

                711 High Street                                  711 High Street
          Des Moines, Iowa 50392-0001                      Des Moines, Iowa 50392-0001

You may contact the Texas Department of           Puede comunicarse con el Departmento de Seguros
insurance to obtain information on companies,     de Texas para obtener informacion acerca de
coverages, rights or complaints at                companias, coberturas, derechos o quejas al

                 1-800-252-3439                             1-800-252-3439

You may write the Texas Department of Insurance   Puede escribir al Departamento de Seguros de Texas

P.O. Box 149104                                   P.O. Box 149104
Austin, TX 78714-9104                             Austin, TX 78714-9104
FAX#(512)475-1771                                 FAX#(512)475-1771

PREMIUM OR CLAIM DISPUTES: Should you have a      DISPUTAS SOBRE PRIMAS 0 RECLAMOS: Si tiene
dispute concerning your premium or about a        una disputa concerniente a su prima o a un
claim you should contact the Principal Life       reclamo, debe comunicarse con el Principal
Insurance Company first. If the dispute is        Life Insurance Company primero.  Si no se
not resolved, you may contact the Texas           resuelve la disputa, puede entonces
Department of Insurance.                          comunicarse con el departamento (TDI).

ATTACH THIS NOTICE TO YOUR POLICY: This notice   UNA ESTE AVISO A SU POLIZA:  Este aviso es
is for information only and does not become a    solo para proposita de informacion y no se
part or condition of the attached document.      convierte en parte o condicion del documents
                                                 adjunto.

TEXAS VARIABLE ANNUITY/SEPARATE ACCOUNT ENDORSEMENT

This contract was modified prior to its execution by addition of the following:

     1. This contract is issued subject to the laws and regulations of the State of Texas, including the application of such laws and rules and requirements to the contract and to the interpretation of its provisions, and is amended to conform therewith.

     2. This contract is issued subject to the laws of the state where the annuitant or participant resides at the time of the making of the contract and is subject also to the rules and regulations of the state administrative agency responsible for variable annuity regulation in such state, including the application of such laws and rules and requirements to the contract and to the interpretation of its provisions; except, however, in the circumstance and only to the extent the application of this provision to any person or circumstance is expressly contrary to and excluded by superior law or valid statute having and determined to have supremacy in the circumstance.

     3. This contract is subject to endorsement from time to time as may be necessary to comply with valid and appropriate rules and regulations adopted by regulatory authorities, or as a court of final jurisdiction shall determine, and is executed subject to that condition.

     4. The Separate Accounts applicable to and identified with this contract are divisible for various purposes in respect of regulation and compliance with law, including divisibility as it is applicable to any function arising from the provisions of the contract or provisions of law and regulation.

     5. Principal Life Insurance Company may effect the transfer of assets between the Separate Accounts and other accounts for the purposes of making adjustments necessitated by the contract, including adjustment for any surplus or deficit which may arise in such Separate Accounts by virtue of mortality experience, or required by governmental authorities having jurisdiction over Principal Life Insurance Company. Such adjustments shall be made by cash transfer only, except as is authorized or required by regulatory authority.

     6. Principal Life Insurance Company guarantees that actual expense and actual mortality in excess of those provided for or assumed in the contract and riders attached thereto will not adversely affect the dollar amount of Variable Annuity benefits (if applicable) or other contractual benefits, payments, or values; and Principal Life Insurance Company will transfer such amounts of general corporate funds into the Separate Accounts as are necessary to carry out this guarantee. However, no transfer shall be made, and Principal Life Insurance Company does not obligate itself to make any transfer which would result in an impairment of its statutory reserves, and this guarantee is accordingly limited.

     7 . The Variable Annuity benefits, if any, of this contract are funded solely from the assets of the Separate Accounts of which they are an obligation; other benefits, payments, or values which are funded solely in the assets of Separate Accounts are obligations of such Separate Accounts; and except to the extent of such limited expense and mortality guarantees contained herein, shall have no claim against any other assets of Principal Life Insurance Company.

     8. Variations in values or cost of accumulative units or the amount of premium or payments applied to the investment portfolio may be made to effect requirements of law or regulation.

     9. Principal Life Insurance Company will mail to the Contractholder such reports and information periodically as the law and regulation of appropriate jurisdictions shall require (irrespective of any provision of this contract which may be contrary to such law or regulation).

     10. Variable Annuity reserves will be held for the return premium death benefit in an amount determined by the State of Texas to be applicable. The premium required for the return premium death benefit is presently not in excess of 1 1/2% of each premium received.


                                    PRINCIPAL LIFE INSURANCE COMPANY





                                    CHAIRMAN AND
                                    CHIEF EXECUTIVE OFFICER

TEXAS SEPARATE ACCOUNT ENDORSEMENT

This Contract was modified prior to its execution by addition of the following:

The Separate Accounts which Principal Life Insurance Company has established in which this contract can participate are

     1.   U.S. Stock Separate Account

     2.   Money Market Separate Account

     3.   Real Estate Separate Account

     4.   Bond and Mortgage Separate Account

     5.   International Stock Separate Account

     6.   Stock Index Separate Account

     7.   Bond Emphasis Balanced Account

     8.   Stock Emphasis Balanced Account

     9.   Government Securities Account

     10.  Medium Company Blend Separate Account

     11.  Small Company Blend Separate Account

     12.  Medium Company Value Separate Account

     13.  Large Company Value Separate Account

     14.  Large Company Blend Separate Account

     15.  Large Company Growth Separate Account

     16.  Medium Company Growth Separate Account

     17.  Small Company Growth Separate Account

     18.  Small Company Value Separate Account

     19.  International Small Company Separate Account

     20.  International Emerging Markets Separate Account


                                    PRINCIPAL LIFE INSURANCE COMPANY





                                    CHAIRMAN AND
                                    CHIEF EXECUTIVE OFFICER

SEPARATE ACCOUNT INVESTMENT RIDER

This rider is added to the Group Annuity Contract issued by us of which it is a part. All terms defined in the contract have the same meaning where used in this rider. The effective date of this rider is the latest of (i) the Contract Date, (ii) the date this rider has been approved for use in the state of issue, or (iii) the date stated in the amendment adding this rider to the contract.

The purpose of this rider is to allow the contract to participate in our Separate Accounts. We reserve the right to limit both the number of Separate Accounts available under the contract and the number available to each Member. The following Separate Accounts may be available under this contract:

          Bond and Mortgage Separate Account
          Bond Emphasis Balanced Separate Account
          Government Securities Separate Account
          International Emerging Markets Separate Account
          International Small Company Separate Account
          International Stock Separate Account
          Large Company Blend Separate Account
          Large Company Growth Separate Account
          Large Company Value Separate Account
          Medium Company Blend Separate Account
          Medium Company Growth Separate Account
          Medium Company Value Separate Account
          Money Market Separate Account
          Real Estate Separate Account
          Small Company Blend Separate Account
          Small Company Growth Separate Account
          Small Company Value Separate Account
          Stock Emphasis Balanced Separate Account
          Stock Index 500 Separate Account
          U.S. Stock Separate Account

Although all Separate Accounts listed above may be available under this contract, you may send us Notification indicating you want the contract administered so that assets held under this contract will not participate in one or more of these Separate Accounts. You may revoke your Notification by sending us a new Notification.


     1. DESCRIPTIONS OF THE SEPARATE ACCOUNTS. Each Separate Account is a pooled Separate Account for use by our retirement plan customers. The funds held in each Separate Account will be invested and reinvested by us in accordance with applicable law, without regard to any investment requirements of our general account assets or of any of our other Separate Accounts.

          A Separate Account consists of funds we receive under group annuity contracts or policies which permit deposit in such Separate Account and under which amounts are directed to such Separate Account. All income gains and losses (whether or not realized), and expenses from the assets allocated to a Separate Account will be credited to or charged against that Separate Account without regard to any other income, gains or losses, or expenses we might have for our general account or any other Separate Account. The assets of a Separate Account will not be charged with any liabilities arising out of the investment experience of our general account or any other Separate Accounts outside that Separate Account. We may occasionally invest the assets of any Separate Account in short term money market instruments, cash or cash equivalents.

          Bond and Mortgage Separate Account. Bond and Mortgage Separate Account
          ----------------------------------
          is invested primarily in bond and mortgage-type investments similar to our general account, including bonds and mortgages from both United States and non-United States corporations.

          Bond Emphasis Balanced Separate Account.  Bond Emphasis Balanced
          ---------------------------------------
          Separate Account is invested in other Separate Accounts established and maintained by us. The majority of the assets will be invested in other Separate Accounts which are invested primarily in bonds, mortgages, commercial paper and other fixed income type investments. The remainder of the assets of this Separate Account will be invested in one or more of our Separate Accounts invested primarily in common stocks and other equity investments.

          Government Securities Separate Account. Government Securities Separate
          --------------------------------------
          Account is invested primarily in obligations issued or guaranteed by United States governmental agencies and instrumentalities, including, but not limited to, the Government National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Association and the Student Loan Marketing Association.

          International Emerging Markets Separate Account.  International
          -----------------------------------------------
          Emerging Markets Separate Account is invested primarily in common stocks of corporations located in countries outside the United States where structural changes are causing rapid economic growth and improved standards of living. These investments may be made in either United States or foreign currency or equivalencies.

          International Small Company Separate Account.  International Small
          --------------------------------------------
          Company Separate Account is invested primarily in stocks or other securities of small corporations located outside the United States. These investments may be made in either United States or foreign currency or equivalencies.

          International Stock Separate Account.  International Stock Separate
          ------------------------------------
          Account is invested primarily in a broad base of stocks or other securities of corporations located outside the United States, but especially in Europe, North America, and the Pacific rim. These investments may be made in either United States or foreign currency or equivalencies.

          Large Company Blend Separate Account.  Large Company Blend Separate
          ------------------------------------
          Account is invested primarily in common stocks from large, established companies whose stock exhibits a combination of substantial value and good earnings growth potential. The investments may also include derivative instruments such as options and futures, other equity securities, or other convertible securities that may be converted to common stocks.

          Large Company Growth Separate Account.  Large Company Growth Separate
          -------------------------------------
          Account is invested primarily in common stocks from large, established companies whose earnings are expected to grow at above average rates. The investments may also include derivative instruments such as options and futures, other equity securities, or other convertible securities that may be converted to common stocks.

          Large Company Value separate Account.  Large Company Value Separate
          ------------------------------------
          Account is invested primarily in common stocks from large, established companies with below-average price/earnings ratios and above-average dividend yields which we view as undervalued by the market. The investments may also include derivative instruments such as options and futures, other equity securities or other convertible securities that may be converted to common stocks. If the market as a whole is overvalued, we may hold assets of this account in fixed income securities instead of stocks.

          Medium Company Blend Separate Account.  Medium Company Blend Separate
          -------------------------------------
          Account is invested primarily in common stocks from medium-sized, established companies whose stock exhibits a combination of substantial value and good earnings growth potential. The investments may also include derivative instruments such as options and futures, other equity securities, or other convertible securities that may be converted to common stocks.

          Medium Company Growth Separate Account. Medium Company Growth Separate
          --------------------------------------
          Account is invested primarily in common stocks from medium-sized, developing companies whose earnings are expected to grow at above average rates. The investments may also include derivative instruments such as options and futures, other equity securities, or other convertible securities that may be converted to common stocks.

          Medium Company Value Separate Account.  Medium Company Value Separate
          -------------------------------------
          Account is invested primarily in common stocks from medium-sized, financially stable companies with below-average price/earnings ratios and above-average dividend yields which we view as undervalued by the market. The investments may also include derivative instruments such as options and futures, other equity securities or other convertible securities that may be converted to common stocks. If the market as a whole is overvalued, we may hold assets of this account in fixed income securities instead of stocks.

          Money Market Separate Account.  Money Market Separate Account is
          -----------------------------
          invested primarily in money market instruments such as the obligations of the United States government and its agencies, commercial paper, bank certificates of deposit and similar instruments.

          Real Estate Separate Account. Real Estate Separate Account is invested
          ----------------------------
          primarily in real estate such as office buildings, industrial buildings, shopping centers, retail stores and similar property.

          Small Company Blend Separate Account.  Small Company Blend Separate
          ------------------------------------
          Account is invested primarily in common stocks from smaller, established companies whose stock exhibits a combination of substantial value and good earnings growth potential. The investments may also include derivative instruments such as options and futures, other equity securities, or other convertible securities that may be converted to common stocks.

          Small Company Growth Separate Account.  Small Company Growth Separate
          -------------------------------------
          Account is invested primarily in common stocks from smaller, developing companies whose earnings are expected to grow at above average rates. The investments may also include derivative instruments such as options and futures, other equity securities, or other convertible securities that may be converted to common stocks.

          Small Company Value Separate Account.  Small Company Value Separate
          ------------------------------------
          Account is invested primarily in common stocks from smaller, financially stable companies with below-average price/earnings ratios and above-average dividend yields which we view as undervalued by the market. The investments may also include derivative instruments such as options and futures, other equity securities or other convertible securities that may be converted to common stocks. If the market as a whole is overvalued, we may hold assets of this account in fixed income securities instead of stocks.

          Stock Emphasis Balanced Separate Account.  Stock Emphasis Balanced
          ----------------------------------------
          Separate Account is invested in other Separate Accounts established and maintained by us. The majority of the assets will be invested in other Separate Accounts which are invested primarily in common stocks and other equity investments. The remainder of the assets of this Separate Account will be invested in one or more of our Separate Accounts invested primarily in bonds, mortgages, commercial paper and other fixed income type investments.

          Stock Index 500 Separate Account.  Stock Index 500 Separate Account is
          --------------------------------
          invested primarily in stocks and securities of companies whose stocks are used to calculate the Standard and Poor's 500 Stock Index (or a similar stock index if the Standard and Poor's 500 Stock Index is no longer calculated). The investments may also include a reasonable amount of stock index futures, commercial paper, derivative securities and other types of investments. In addition, some funds may be invested in stock index accounts operated by other investment managers. Stock Index 500 Separate Account attempts to earn a return that mirrors the Standard & Poor's 500 Stock Index.

          U.S. Stock Separate Account.  U.S. Stock Separate Account is primarily
          ---------------------------
          invested in common stocks of United States companies. The investments may also include derivative instruments such as options and futures, other equity securities or other convertible securities that may be converted to common stocks. The U.S. Stock Separate Account is managed by looking for shifts in the economy, industries that stand to benefit from those shifts, and companies in those industries that are undervalued by the market

     2. DETERMINING SEPARATE ACCOUNT VALUES; OPERATING EXPENSES. The value of a Separate Account is its market value (appraised market value for Real Estate Separate Account) less Operating Expenses, if any. If there is no readily available market, its value is the fair market value of the assets held in such Separate Account as determined by us using generally accepted accounting practices and applicable law. The value of all Separate Accounts will always be expressed in U.S. dollars. We will determine the value of a Separate Account on each Valuation Date.

          Operating Expenses are those charges which must be paid in order to
          ------------------
          operate a Separate Account or obtain investments for a Separate Account Operating Expenses include, but are not limited to, custodial fees, transfer taxes, brokerage fees, processing fees, and other taxes and fees associated with the operation of a Separate Account. Operating Expenses will be deducted from the Separate Account associated with a particular charge on the next Valuation Date after the Operating Expenses have been paid or are immediately payable. In accordance with our then-current procedures, various Separate Accounts may share in the payment of certain Operating Expenses and, in some cases, we may use certain fees paid to us by third parties to offset Operating Expenses incurred by a Separate Account which would otherwise be payable from that Separate Account.

          Valuation Date means the date we determine the value of a Separate
          --------------
          Account. Valuation Dates will occur on dates we determine, but at least on the last Business Day of a calendar month. Valuation will occur at the end of each such day, according to our then-current procedures. For purposes of the International Stock Separate Account, International Small Company Separate Account, and International Emerging Markets Separate Account, only those days on which both the value of the underlying investments is determined and we are open for business will be Valuation Dates.

     3. MANAGEMENT CHARGES. The Management Charge under each Separate Account will be a percentage of the value of assets in such Separate Account, subject to the equivalent of a maximum annual percentage listed in the Table of Separate Account Features. We reserve the right to change the Management Charge to any charge up to the maximum limit at any time by giving you written notice at least 30 days before the date the change is to take effect.

          Management Charge means the charge consisting of the investment
          -----------------
          management charge and the contract expense charge applicable to this class of contracts for each Separate Account.

          The assets of Bond Emphasis Balanced Separate Account and Stock Emphasis Balanced Separate Account will pay Management Charges under our other Separate Accounts in which they are invested. An additional Management Charge will be charged under these Separate Accounts only for management services actually performed exclusively for assets held in these Separate Accounts.

          A pro rata charge will be deducted from each Separate Account on each Valuation Date for the number of calendar days within the Valuation Period ending on such Valuation Date.

          Valuation Period means the period from the end of a Valuation Date to
          ----------------
          the end of the next following Valuation Date.

     4. SEPARATE ACCOUNT INVESTMENT. A Separate Account Investment is established for each Member for a Separate Account for each type of Contribution a Member directs to a Separate Account.

          Where Money Market Separate Account is available and we receive Notification from you to do so, an Unallocated Separate Investment Account will be established for Contributions for which either i) we do not have all the necessary information needed to allocate such Contributions to individual Members, or ii) you have notified us that such Contributions are to be unallocated. If Money Market Separate Account is not available, an Unallocated Contribution Investment will be established, using a Guaranteed Interest Investment with the shortest Guaranteed Period available.

          Unallocated Separate Account Investment means the Investment
          ---------------------------------------
          established to hold unallocated Contributions, invested in Money Market Separate Account, if available, and operates as if it were a Member's Investment

     5. RETURNS CREDITED TO SEPARATE INVESTMENT ACCOUNTS. Each Separate Account Investment established under this contract will be credited with its portion of the return associated with the appropriate Separate Account. The return for a Separate Account will be based on the change in value of that Separate Account less any Management Charge.

          In order to track the returns for the Separate Account Investments established under this contract, we will use a unit value system of recordkeeping, unless we determine that another recordkeeping system would be more appropriate.

     6. UNIT VALUE SYSTEM OF RECORDKEEPING. Under a unit value system of recordkeeping, we will calculate the value of a Separate Account Investment for each Valuation Date by multiplying the number of Separate Account units held in the Separate Account Investment by the applicable Unit Value. A Unit Value is the dollar value for one unit.

          Contributions or transfers to a Separate Account Investment increase the number of Separate Account units credited to it. Transfers and payments from a Separate Account Investment reduce the number of Separate Account units. The increase or decrease in the number of Separate Account units is calculated by dividing the dollar amount of the contribution, transfer, or payment by the applicable Unit Value.

          We will calculate the Unit Value applicable to each Separate Account Investment on each Valuation Date. The Unit Value will be based upon the total value of the Separate Account and the number of existing Separate Account units.

          When crediting Contributions and transfers added to a Separate Account Investment we will use the Unit Value applicable to the Separate Account Investment for the Valuation Date on which we accept the Contribution or transfer. If we accept the Contribution or transfer on a date other than a Valuation Date, we will use the Unit Value for the next following Valuation Date.

     7. DEPOSITS TO SEPARATE ACCOUNTS; RESTRICTIONS AND ORDER OF ENTRY. We reserve the right to defer or stop your ability to direct Contributions and transfers to a Separate Account, and we may require you to transfer existing account balances out of a Separate Account. We may exercise these rights if we

          a) need to comply with regulation, statute, or decisional law to which we are subject,

          b) believe it would be imprudent not to do so in fulfilling our fiduciary role as an investment advisor under ERISA,

          c) believe the investment approach of the Separate Account no longer makes sense, is excessively expensive, or does not currently have any favorable investment opportunities available, or

          d) if, in our opinion, continued operation of the Separate Account is inappropriate.

          Contributions or transfers directed to a Separate Account that we have closed on a temporary or permanent basis will be directed to Money Market Separate Account, if available, or to the Guaranteed Interest Investment with the shortest Guarantee Period available under the contract. If the Separate Account has been closed on a temporary basis, we will treat a Contribution or transfer request as a Notification that money should be transferred to the closed Separate Account as soon as permitted under the terms of the contract.

          Provisions for a temporarily closed Separate Account.  We have
          ----------------------------------------------------
          established the following order of entry into a Separate Account that was temporarily closed, then reopened:

          a) All amounts held in Money Market Separate Account waiting for transfer to the Separate

               Account.

          b) Any amounts held in any other Separate Account or in our general account which are to be transferred to the Separate Account.

          Within each of the above 2 categories, funds will be transferred one customer at a time, in order from the oldest waiting Notification to the newest Notification.

          Normally, if the amount of the intended transfer is greater than the amount open for acceptance by a previously closed Separate Account, the entire amount of the transfer will continue to be held in the account it was at the time of the request until the Valuation Date when complete transfer may be made. However, we and you (the Member, if permitted by the Plan) may mutually agree to transfer only a portion of the intended amount to the Separate Account.

          We will notify you in writing when amounts have been transferred to a reopened Separate Account.

          You or a Member, as permitted by the Plan, may revoke a request for transfer of funds to a Separate Account by giving us Notification before the date transfer is made. The Notification must also include new investment directions for the intended transfer.

          Provisions for a permanently closed Separate Account.  We will notify
          ----------------------------------------------------
          you in writing of our intent to permanently close a Separate Account. You will have 60 days to request transfer as described in 8. below. If after 60 days we have not received Notification of where to transfer a closed Separate Account balance, we will treat the account as a Contribution for which we do not have investment direction.

     8. TRANSFERS AND PAYMENTS FROM A SEPARATE ACCOUNT INVESTMENT. We will, upon Notification from you (the Member if permitted by the Plan), and subject to our right to defer a transfer or payment as described in
          Section 9,

          a) transfer to the Member's Guaranteed Interest Investment or another Separate Account Investment all or any portion of the Separate Account Investment specified, or

          b) transfer to another Funding Agent all or any portion of the Member's Separate Account Investment, or

          c) pay the Member an amount equal to all or any portion of the Member's Separate Account Investment

          The amount to be paid or transferred will be determined and paid or transferred within seven Business Days after (i) the Valuation Date on which we receive the Notification, or (ii) a later Valuation Date specified in the Notification. Payments and transfers will be made in accordance with our then current procedures. We will notify you in writing of these procedures. The amount transferred or paid will be deducted from the Separate Account Investment from which such transfer or payment was requested on the date of such transfer or payment. Each transfer to another Separate Account Investment may occur only on a Valuation Date of that Separate Account

          We are not responsible for the application of amounts transferred to another Funding Agent.

     9. LIMITATIONS ON TRANSFERS AND PAYMENTS FROM A SEPARATE ACCOUNT INVESTMENT. In general, transfers and payments from a Separate Account Investment will be made within seven Business Days after the first Valuation Date following the request specified in Section 8 of this rider. We reserve the right, however, to defer such transfers or payments up to the maximum number of days shown in the Table of Separate Account Features for each Separate Account. If we defer any transfer or payment under this Section, we will determine the amount to be transferred or paid on the date transfer or payment occurs. We will notify you in the event of any deferment of more than 30 days under the provisions of this Section.

          These limitations will not apply to the payments to the beneficiary of a Member due to the Member's death, payments to a Member due to disability or retirement under the Plan and to purchases of annuity under Article IV, Section 2 of the contract.

          Special Real Estate Limitations. Because of the illiquid nature of the
          -------------------------------
          assets in which Real Estate Separate Account is invested, we reserve the right to defer transfers or payments from a Real Estate Separate Account Investment if a transfer or payment would exceed the amount of cash and other liquid assets held in Real Estate Separate Account, reduced by amounts committed to purchase properties or needed for Operating Expenses.

          Real Estate Separate Account may be illiquid for indefinite periods of time. We will not manage Real Estate Separate Account to provide a liquidity pool for requests for transfer or payment. If requests for transfer or payment from Real Estate Separate Account are deferred, then the deferred transfers or payments, when made, will be made in the following order:

          a)   Any death benefits payable under a defined contribution plan.

          b) All or a portion of each of the other requests for payment, determined as follows:

                    i)     the amount of the request, divided by
                    ii)    the amount of all waiting requests, multiplied by
                    iii) amount we determine to be available to pay requests; provided, however, that no more than the amount of the request shall be paid out.

          Deferred transfers or payments, when paid, will be made as of a Valuation Date and will be based on the Real Estate Separate Account Unit Value as of the date paid. In determining the amount available to pay requests, we will subtract amounts payable under any other group annuity contract which requires that we make payments from the Real Estate Separate Account using a method other than the one described in this Section.

          We reserve the right to make payments in a different manner than described in this Section if we (i) are required to do so under applicable statutes, regulations, or decisional law to which we are subject, (ii) must do so to comply with our fiduciary responsibilities as an ERISA investment manager as described in Article II, Section 8, or (iii) deem it necessary to make a change to maintain an equitable distribution of assets under all of our group annuity contracts. We will not implement a change under item (iii) before the notice to all affected contractholders is provided and the appropriate time period after the notice has elapsed.

          Special Limitation for Certain Separate Accounts. We reserve the right
          ------------------------------------------------
          to make the portion of a requested transfer in excess of the specified dollar limit in substantially equal monthly installments over a period not to exceed the specified period, if, in the specified period which ends on the requested date of transfer, all transfers and payments from the total of all Separate Account Investments invested in a particular Separate Account which is subject to the dollar limit total the specified dollar limit or more. For purposes of this limitation, transfers and payments from any other Separate Account investments or funds included in the Separate Account from any other contracts or policies issued in connection with the Plan or with any other retirement plan of the Employer will be included as a transfer or payment from a Separate Account Investment. If this limitation is imposed by us, the first installment will be made one month after the date of request, or on such later date that you specify. The specified dollar limit and period are:

          a) $1,000,000 and twelve months, respectively, for International Stock Separate Account, International Small Company Separate Account, International Emerging Markets Separate Account, and Stock Index 500 Separate Account

          b) $20,000,000 and 36 months, respectively, for Bond Emphasis Balanced Separate Account, Government Securities Separate Account, Large Company Blend Separate Account, Large Company Growth Separate Account, Large Company Value Separate Account, Medium Company Blend Separate Account, Medium Company Growth Separate Account, Medium Company Value Separate Account, Small Company Blend Separate Account, Small Company Growth Separate Account, Small Company Value Separate Account, Stock Emphasis Balanced Separate Account, and U.S. Stock Separate Account.

     10. PLANS WHICH MAY INVEST IN THE SEPARATE ACCOUNTS. The Separate Accounts are not registered with the federal Securities and Exchange Commission and therefore only Plans which meet certain requirements under the Code may invest in the Separate Accounts. If the Internal Revenue Service or a court makes a final determination that the Plan no longer qualifies as a Qualified Plan, we will require that you transfer any assets invested in the Separate Accounts. If we decide that you must transfer assets from the Separate Accounts, we will send you a notice describing your options. Your Notification must clearly specify the Guaranteed Interest Investment(s) or the Funding Agent to which you want the assets transferred. If we do not receive an acceptable Notification from you within 5 Business Days, we will transfer the assets to the Guaranteed Interest Investment with the shortest duration.

     11.  FUNDS. We are the sole owner of all assets held in the Separate
          Accounts.


                                   PRINCIPAL LIFE INSURANCE COMPANY



                                   CHAIRMAN AND
                                   CHIEF EXECUTIVE OFFICER

                      TABLE OF SEPARATE ACCOUNT FEATURES


                       Current Annual      Maximum Annual      Maximum Number of
                       Management Charge   Management Charge   Days allowed to
                       Percentage          Percentage          Defer
                                                               Transfers or
                                                               Payments

Bond Emphasis          None                2.00___             270
Balanced Separate
Account

Bond and Mortgage      0.45                2.00                270
Separate Account

Government Securities  0.45                2.00                 90
Separate Account

International          0.69                2.00                270
Emerging Markets
Separate Account

International Small    0.69                2.00                270
Company Separate
Account

International Stock    0.69                2.00                270
Separate Account

Large Company          0.45                2.00                270
Blend Separate
Account

Large Company          0.45                2.00                270
Growth Separate
Account

Large Company          0.45                2.00                270
Value Separate
Account

Medium Company         0.45                2.00                270
Blend Separate
Account

Medium Company         0.45                2.00                270
Growth Separate
Account

Medium Company         0.45                2.00                270
Value Separate
Account

Money Market           0.45                2.00                 90
Separate Account

Real Estate            1.05                None                Indefinite
Separate Account

Small Company Blend    0.45                2.00                270
Separate Account

Small Company Growth   0.45                2.00                270

Separate Account

Small Company Value    0.45                2.00                270
Separate Account

Stock Emphasis         None                2.00___             270
Balanced Separate
Account

Stock Index 500        0.35                2.00                270
Separate Account

U.S. Stock             0.45                2.00                270
Separate Account


___The maximum annual Management Charge percentage includes Management Charges paid under this Separate Account (currently none) and the Separate Accounts in which this Separate Account is invested.

SCHEDULE OF SPECIFICATIONS

RIDERS TO THE CONTRACT

TABLE OF CONTENTS

ARTICLE I         DEFINITIONS

Section 1    __   Parties to this Contract
Section 2    __   Other Defined Terms

ARTICLE II        CONTRIBUTIONS, INVESTMENTS AND ACCOUNTS

Section 1    __   Contributions
Section 2    __   Investment Direction
Section 3    __   Guaranteed Interest Investments
Section 4    __   Separate Account Investments
Section 5    __   Nonvested Funds Accounts
Section 6    __   Transfers Between Investments
Section 7    __   Maturing Guaranteed Interest Investments
Section 8    __   Investment Manager
Section 9    __   Funds

ARTICLE III       EXPENSES

Section 1    __   Expenses
Section 2    __   Billed Expenses
Section 3    __   Deducted Expenses
Section 4    __   Alternative Expense Deductions
Section 5    __   Expenses for Certain Members and Beneficiaries
Section 6    __   Associated Contracts

ARTICLE IV        BENEFIT EVENTS AND OPTIONS

Section 1    __   Benefit Events
Section 2    __   Annuity Benefits
Section 3    __   Single Sum Payments
Section 4    __   Full Flexibility Option
Section 5    __   Modification in Mode of Payment of Income
Section 6    __   Facility of Payment
Section 7    __   Assignment

ARTICLE V         OTHER BENEFITS

Section 1    __   Withdrawal Benefits

ARTICLE VI        TRANSFER TO ANOTHER FUNDING AGENT; CESSATION; CHARGES AND
                  LIMITATIONS

Section 1    __   Transfer to Another Funding Agent
Section 2    __   Cessation of Contributions
Section 3    __   Charges for Early Surrender of a Guaranteed Interest
                  Investment
Section 4    __   Limitations on Transfers and Payments from Guaranteed
                  Interest Investments

ARTICLE VII       GENERAL PROVISIONS

Section 1    __   Certificates
Section 2    __   Beneficiary
Section 3    __   Dividends
Section 4    __   Plan and Plan Amendments
Section 5    __   Contract
Section 6    __   Contract Amendments
Section 7    __   Waiver and Modification
Section 8    __   Information, Proofs and Determination of Facts
Section 9    __   Reliance on Instructions
Section 10   __   Single Payment
Section 11   __   Overpayment
Section 12   __   Ownership
Section 13   __   Termination and Cash Out of Contract
Section 14   __   Term and Termination
Section 15   __   Qualification of Plans
Section 16   __   Our Relationship to the Plan

ARTICLE VIII      DISPUTE RESOLUTION

Section 1    __   General
Section 2    __   Negotiations
Section 3    __   Mediation
Section 4    __   Arbitration,
Section 5    __   Exclusive Remedies
Section 6    __   Costs

ARTICLE 1--DEFINITIONS

SECTION 1 -- PARTIES TO THIS CONTRACT.

This contract is between the Contractholder and Principal Life Insurance
Company.

Contractholder means the holder of this contract named on the face page and will be referred to in this contract as you or your.

Principal Life Insurance Company will be referred to in this contract as we, us, or our.

SECTION 2 -- OTHER DEFINED TERMS.

Account means the total of a Member's Guaranteed Interest Investments and Separate Account Investments. Annuity Premium means the amount applied to purchase an annuity for a Member.

Annuity Purchase Date means the date on which the Account of a Member is applied to purchase an annuity benefit for the Member.

Annuity Start Date means the beginning date for annuity benefits to a Member.

Associated Contract(s) means this contract and any other group annuity contract(s) issued by us which we have agreed in writing to treat as Associated Contracts.

Benefit Event means, depending upon Plan provisions, termination of employment, Retirement Date, disability (as defined in the Plan) or death. We may require any proof of a Benefit Event we deem necessary.

Business Day means a day on which both we and the New York Stock Exchange are open for business, or any other day which we agree will be a Business Day. If you request a list of our Business Days for any calendar year. We will provide you with the list.

Code means the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Reference to the Code means such Internal Revenue Code or the corresponding provisions of any subsequent revenue code and any regulations thereunder.

Composite Guaranteed Rate means, on any date, the rate determined for each of the Member's Guaranteed Interest Investments which is based on the Guaranteed Interest Rate in effect on the date we accept the Contribution or transfer. If more than one Contribution or transfer is accepted during a Deposit Year, the Composite Guaranteed Rate for such Investment will be determined based on the amount and timing of Contributions or transfers and the amount of any payment or application on or before the end of the Deposit Year in which the Contributions or transfers were accepted. At the end of Deposit Year, that year's Guaranteed Interest Investments close. Each Guaranteed Interest Investment then earns the Composite Guaranteed Rate determined for it, compounded annually, until the end of the Guaranteed Period.

Contract Date means the date this contract is effective, as shown on the face page.

Contributions means funds we receive and accept under Article II, Section 1. The types of Contributions are those allowed by the Plan.

Corporate Center means our offices at 711 High Street, Des Moines, Iowa, 50392, or any other office or address to which we direct you to send Contributions.

Deposit Year means the period (not to exceed 12 months) selected for the crediting of interest to Guaranteed Interest Investments established under this contract, as shown on the Schedule.

Employer means the corporations or firm(s) named as employer in the Plan and any successor by change of name, merger, purchase of stock, or purchase of assets.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued by the U.S. Department of Labor.

Funding Agent means an insurance company, trustee or custodian designated by you and authorized to transfer or receive any amount(s) transferred to or from this contract and to apply such amount(s) for the exclusive benefit of Plan Members, without any obligation on our part as to such application. Funding Agent will also mean Principal Life Insurance Company when you direct us to transfer such amounts from this contract to another group annuity contract issued by us.

Guaranteed Interest Investment means the investment established for a Member for each Deposit Year for each Contribution type as described in Article II, Section 3.

Guaranteed Interest Rate means the annual rate of interest we declare from time to time for contracts of this class for each Contribution to a Guaranteed Interest Investment.

Guarantee Period means the period for which a Guaranteed Interest Investment exists. The period or periods available may be any that we offer to contracts of this class under the same or similar circumstances. Currently, Guarantee Periods of two through seven years are available. We reserve the right to change, at any time, the Guarantee Periods available for new Contributions and transfers, including transfers from existing Guaranteed Interest Investments. We reserve the right to limit both the number of Guarantee Periods available under this contract and the number available to each Member.

You must give us Notification of the Guarantee Periods you select from those available under the contract. Your selection will remain in effect until modified by (b) and (c) below.

Your rights to change and to limit the Guarantee Periods available are subject to the following:

     a) Once established by us, the Guarantee Period for a particular Guaranteed Interest Investment may not be changed by us. However, a different Guarantee Period may apply to amounts maturing from such account.

     b) If a particular Guarantee Period is no longer offered, we will notify you at least 60 days in advance.

     c) For each Deposit Year, you have the right to select Guarantee Periods or to change the selection of Guarantee Periods available to Members by giving us Notification before the beginning of the Deposit Year for which the selection applies. The selections for a Deposit Year cannot be changed after its start.

Inactive Member Account means the Account of an Inactive Member.

Investments means the Guaranteed Interest Investments and/or Separate Account Investments of the Member.

Member means a person entitled to benefits under the Plan for whom an Account exists under this contract. A Member will be considered either active or inactive, as follows:

     a) Active Member-a person who is actively participating in the Plan or an alternate payee of a person who is actively participating in the Plan pursuant to a Qualified Domestic Relations Order.

     b)   Inactive Member-a Member who is not an Active Member.

Member Account means the Account of a Member.

Nonvested Funds Account means the accounts established to hold certain Plan funds as described in Article II, Section 5. These accounts will operate in the same manner as a Member Account for the purpose of transfers.

Normal Retirement Date means the date, determined by the Plan, on which the Member's normal retirement benefit will begin. If the Plan does not specify, it will be the first day of the month on or after the later of (i) the Member's 65th birthday or (ii) the fifth anniversary of the time a Member began participation in the Plan.

Notification means a form of notice approved by us, including written forms, electronic transmissions, facsimiles or photocopies. We will notify you regarding the acceptable forms of notice we will allow. At our discretion, we may require that a specific form of notice be used in a particular case or that a particular notice be confirmed. Notification will also include the terms Notice, Notify and Notified.

Order of Application means the order in which we will apply the Investments of a Member when a partial transfer or withdrawal of a portion of the Member's Account has been requested and no other order of application has been reported to us. The amount withdrawn or transferred from the Member's Guaranteed Interest Investments, if any, and Separate Account Investments, if any, will be based on the relative value of each such Investment to the Member's Account.
The amount withdrawn or transferred from Guaranteed Interest Investments will be from the current Guaranteed Interest Investment first, then from each preceding Guaranteed Interest Investment, with the oldest Guaranteed Interest Investment being last applied. The amount withdrawn or transferred from Separate Account Investments will be based on the relative values of each Separate Account Investment.

Plan means the Employer's retirement plan in effect on the date this contract is executed and as amended from time to time, which the Employer has designated to us in writing as the plan funded by this contract. The name of the Plan is shown in the Schedule.

Qualified Domestic Relations Order means a Qualified Domestic Relations Order as defined in Internal Revenue Code Section 414(p)(1)(A).

Qualified Plan means a pension plan qualified under Section 401 of the Code, a governmental plan meeting the requirements of Section 457 of the Code, and any other plans which we determine may appropriately invest money in this contract.

Retirement Date means the Member's early, normal or late retirement date under the Plan.

Schedule of Specifications means the schedule attached to and made part of this contract. The Schedule of Specifications lists pertinent information and will be referred to as the Schedule in this contract.

Separate Account means one or more Separate Accounts described in the Separate Account Investment Rider and listed on the Schedule. If no Separate Account Rider is attached to this contract and no Separate Accounts are listed on the Schedule, this contract may not participate in any Separate Accounts.

Separate Account Investment means the investment or investments established for a Member as described in Article II, Section 4.

Unallocated Contribution Investment means the investment established to hold Contributions which cannot be allocated to individual Members on the date we accept them pursuant to Article II, Section 1 or Section 5. Unless we give you written notice to the contrary, the Unallocated Contribution Investment will be invested in Money Market Separate Account, if available, otherwise in a Guaranteed Interest Investment with the shortest Guarantee Period available.

ARTICLE II--CONTRIBUTIONS, INVESTMENTS AND ACCOUNTS

SECTION 1--CONTRIBUTIONS.

Contributions may be accepted by us under this contract on any Business Day on or after the Contract Date, subject to the limitations of the last paragraph of this Section and Article VII, Section 13. Contributions may be any amount determined or allowed by the Plan and accepted by us on behalf of a Member. Contributions in excess of those determined or allowed by the Plan for the current Plan year may be paid to us only with our consent. To the extent permitted by our then-established procedures we will maintain separate accounting records for each type of Contribution.

All Contributions are payable directly to us at our Corporate Center. Contributions will be credited to Member Investments or the Unallocated Contribution Account as of the Business Day on which we accept the Contribution, in accordance with our then-current procedure for crediting Contributions under all contracts of this class. We will inform you in writing of our current procedures for crediting Contributions.

We reserve the right to limit or refuse further Contributions under this contract. We will give you written notice at least 60 days before the date after which further Contributions will be limited or refused by us.

SECTION 2--INVESTMENT DIRECTION.

Each type of Contribution made on behalf of a Member may be directed to the Guaranteed Interest Investments described in Section 3 of this Article, to any number of the Separate Account Investments described in Section 4 of this Article, or to any combination of such investments. We must have Notification of investment direction from you or, if the Plan permits, from the Member, for the portion of each type of Contribution to be held in each investment. You do not need to approve each Member investment transfer or change of investment direction unless you have reserved the right to do so under the Plan. Contributions will be added to each Investment in the amount or percentage specified in the investment direction on file with us. Future Contributions may be directed to different Investments or the amount directed to an Investment may be changed by filing a new Notification or investment direction with us. If a Contribution is received for a Member for whom no Notification of investment direction is on file with us, we will direct that Contribution to the Member's Money Market Separate Account investment, if available, otherwise to the Member's Guaranteed Interest Investment with the shortest Guarantee Period then available under the contract.

SECTION 3--GUARANTEED INTEREST INVESTMENTS.

A Guaranteed Interest Investment will be established for a Member for each type of Contribution and transfer directed to that investment for each Deposit Year. A separate Guaranteed Interest Investment will be established for each Deposit Year for each Guarantee Period used to hold each type of Contribution directed to these investments. No further Contributions or transfers will be credited to a Guaranteed Interest Investment after the close of the Deposit Year in which it was established.

The value of a Guaranteed Interest Investment of a Member at any time during its Guarantee Period will be equal to the sum of all Contributions and transfers to it plus interest less any payments or transfers. Interest will be credited to the investment daily and compounded annually on the last day of each Deposit Year. The rate of interest credited will be the Composite Guaranteed Rate determined for such Investment.

A Guaranteed Interest Investment will be paid or applied in full at the end of its Guarantee Period as described in Section 7 of this Article.

SECTION 4--SEPARATE ACCOUNT INVESTMENTS.

The Separate Account Investment Rider attached to this contract describes each Separate Account. The Schedule lists the Separate Accounts available under this contract. Unless you direct us otherwise, Members will be allowed to participate in all listed investments. A Separate Account Investment will be established for each Member for each type of Contribution directed to each Separate Account in which this contract participates.

No Separate Account Investment Rider is attached to the contract and no Separate Accounts are listed on the schedule, no Separate Account Investments are available.

SECTION 5--NONVESTED FUNDS ACCOUNTS.

Nonvested Funds Accounts will be established to hold the nonvested portion of Inactive Member Accounts and other Plan funds which we mutually agree to include in Nonvested Funds Accounts. Nonvested Funds which are reserves of an annuity cancelled under Subsection (3) of Article IV, Section 2, will be invested according to our then-current procedures. Other Nonvested Funds will be invested as they were prior to their transfer to Nonvested Funds Accounts. However, by giving Notice to us, you may change the investment direction of Nonvested Funds which are not reserves.

Nonvested portions of Inactive Member's Accounts will be held in the Nonvested Funds Accounts until a Forfeiture occurs under the Plan. Nonvested Funds will be applied according to Plan provisions on the earliest possible date. Any amounts reallocated to a Member because of this Section will be considered a Contribution under Section 1 of this Article, and the provisions of Sections 1 and 2 will apply.

SECTION 6--TRANSFERS BETWEEN INVESTMENTS.

In general, all or a portion of a Member's Investments may be transferred to another Investment as of any date requested subject to the following:

     a) We must receive Notification to transfer from you or the Member, as permitted by the Plan. The Notification must specify the amount or percentage to be transferred and may specify the Investments involved. If a requested transfer from a Member's Investments does not specify the Investments to be transferred, the Order of Application will determine the Investments to be transferred.

     b) A transfer from a Member's Guaranteed Interest Investment to a Separate Account Investment may occur only on a Valuation Date of such Separate Account Investment.

     c) Except as provided in Section 7 of this Article, all transfers from a Guaranteed Interest Investment are subject to charge contained in
          Article VI, Section 3. All transfers are subject to the limitations contained in Article VI, Section 4 and the Separate Account Investment Rider.

     d) All Separate Account Investment transfers are subject to the provisions of the Separate Account Investment Rider.

Transfers will be made in accordance with our then-current procedures. Any transfer under this Section will be an application from the Investment as of the date of transfer.

SECTION 7--MATURING GUARANTEED INTEREST INVESTMENTS.

On the day after the last day of its Guarantee Period, each Guaranteed Interest Investment of a Member which has not been paid or transferred in full before the end of its Guarantee Period will be transferred to a current Guaranteed Interest Investment for that Guarantee Period, if available. If that Guarantee Period is no longer available, then, unless otherwise directed by Notification, we will transfer to a current Guaranteed Interest Investment with the shortest Guarantee Period then available under the contract.

In lieu of the transfer described above, we will pay or transfer all or a part of the Investment in accordance with any Notification received before the end of such Guarantee Period.

SECTION 8--INVESTMENT MANAGER.

As set out in Sections 2 and 6 of this Article, the right to direct the split of Contributions between Guaranteed Interest Investments and Separate Account Investments and to direct any transfer between these Investments is reserved to you and/or the Member, all in accordance with provisions of the Plan.

Your application for and our issuance of this contract constitutes your appointment of and our acceptance and affirmation that:

     a) in discharging our duties under this contract we will act at times as an "investment manager", except for the rights described in the preceding paragraph, and

     b) we meet the qualifications needed to accept that appointment and we acknowledge that by virtue of that appointment we will exercise fiduciary duties with respect to the Plan.

For purposes of this section, the term "investment manager" has the same meaning as that term has under ERISA. Our role as investment manager and the acceptance of the accompanying fiduciary duties extends only to our management of assets which fall within the term "plan assets" as used in ERISA, and we undertake no other fiduciary responsibilities required to administer or maintain the Plan.

SECTION 9--FUNDS.

We are sole owner of all funds received under this contract. All Guaranteed Interest Investments we received under this contract are and remain a part of our general account without any duty or requirement of segregation or separate investment on our part. Separate Account Investments will be held as stated in the rider describing such Separate Account Investments.

ARTICLE III--EXPENSES

SECTION 1--EXPENSES.

Expense charges will be determined by us periodically, but at least annually, in accordance with the written service agreement we have with you. The amount of such charges will be made up of the following:

     a) Compensation paid or payable by us to the soliciting agent named by you.

     b)   A general administration expense charge.

     c)   A recordkeeping expense charge.

     d)   Document charges.

     e) Other charges may be made for services you ask us to do that are not covered by (a) through (d). For example, there will be a charge for preparing unusual material or additional services. We will inform you of the charges for such services before we perform them.

SECTION 2--BILLED EXPENSES.

Expenses will be paid to us directly at our Corporate Center, unless deducted under Section 3 of this Article. We will send you a statement of these charges periodically in accordance with our written service agreement with you. Such charges must be paid within 31 days from the date of the statement. If the expense charges are not paid within 31 days after the statement date, we may deduct all outstanding expenses from the appropriate Accounts under this contract if this automatic deduction of expenses occurs twice in any twenty-four month period, we may deduct expenses from the accounts as described in Section 3 of this Article thereafter until a new written service agreement is completed with us.

SECTION 3--DEDUCTED EXPENSES.

In your written service agreement with us (or as provided in Section 2 of this Article), an election may be made to have some or all of the expense charges (described in Section 1 above) deducted from Member Accounts instead of having these charges paid separately.

SECTION 4--ALTERNATIVE EXPENSE DEDUCTIONS.

As an alternative to direct deduction of expenses from Member Accounts, you may choose in the service agreement we have with you to have some or, within our then-current guidelines, all expenses paid by an investment return reduction to Member Accounts. Periodically we will determine the expense charges incurred and reduce them by the amount recovered through the investment return reduction. Any remaining expenses will be billed or deducted in accordance with Section 2 or 3 of this Article.

SECTION 5--EXPENSES FOR CERTAIN MEMBERS AND BENEFICIARIES.

Additional expenses for services provided to (i) Members and beneficiaries who have elected the Full Flexibility Option and (ii) Inactive Members may be recovered by an investment reduction to the Accounts of such Members and beneficiaries covered under contracts of this class. Periodically we will determine the amount of the reduction necessary to recover the charges incurred. Any remaining expenses will be billed or deducted in accordance with Section 2 or 3 of this Article.

SECTION 6--ASSOCIATED CONTRACTS.

We may agree to take into account any Associated Contracts for the purpose of determining the expenses charged under such contracts. The charges under an Associated Contract will not be greater than if it were not an Associated Contract.

ARTICLE IV--BENEFIT EVENTS AND OPTIONS

SECTION 1--BENEFIT EVENTS.

Benefits may be payable to a Member for whom a Benefit Event has occurred under the Plan. You must give us Notification of the Benefit Event. A Member may elect any one or more of the following options, as permitted by the Plan:

     a)   Annuity benefits.

     b)   Single sum payment.

     c)   Full Flexibility Option.

If the Member does not elect a complete distribution of the Member's Account, the remainder of the Member's Account will remain under the contract until the earlier of the date the Member elects to receive benefits under one or more of the options above or the date the contract terminates. The Member's Guaranteed Interest Investments and Separate Account Investments will continue to operate in the same manner.

SECTION 2--ANNUITY BENEFITS.

It permitted by the Plan, a Member may elect to have an annuity benefit purchased as long as the annuity benefit complies with Plan provisions and all of the following:

     a) All or a portion of the Member's Account may be used to provide an annuity.

     b)   The Member must give us Notification to provide the annuity.

     c) We will not issue an annuity unless the amount applied to establish the annuity equals or exceeds $3,500. When determining the $3,500 amount we will include the current amount used to establish the annuity plus all previous amounts applied to establish an annuity under this contract or any other group annuity contract issued to you. Upon 60 days written notice to you, we may increase the $3,500 amount. We will not increase the amount above the maximum amount which a Qualified Plan may distribute to a Member or beneficiary without his or her prior consent.

     d)   All annuities will be fixed dollar annuities.

     e) The form of benefit and the contingent annuitant named (if any) cannot be changed after the Annuity Purchase Date.

     f) By written agreement with you, we may provide any options permitted by the Plan.

Subsection (1)--Amount of Annuity Benefit. The amount of annuity purchased under this Article and payable to a Member will be determined by us based on:

     a)   the Annuity Premium,

     b)   the annuity form chosen,

     c)   the age of the Member,

     d)   the Annuity Start Date,

     e)   the age of the contingent annuitant (if any),

     f)   the frequency of payments, and

     g) the annuity purchase rates applicable, as described in Subsection 2 of this Section.

Subsection (2)--Annuity Purchase Rates. Annuities will be purchased using our then-current purchase rates for contracts of this class. Such rates will not be less favorable to the annuitant than the minimum amounts of Annuity which may be purchased using rates based on an interest rate of 2 1/2%, a load of 5% and mortality according to the 1983 Female Table a for Individual Annuity Valuation, projected to 1999 by Scale G.

An example of the minimum amount of annuity income that could be provided by $ 10,000.00 of Annuity Premium for an immediate, life annuity with installment refund is shown in the following table:

               ATTAINED AGE                              AMOUNT OF
            (YEARS AND MONTHS)                        MONTHLY INCOME

                    45                                   $28.39
                    50                                    30.22
                    55                                    32.51
                    60                                    35.39
                    65                                    39.07
                    70                                    43.82

Minimum incomes for purchases made within the five- year period beginning January 1, 2000, will be 97% of the incomes purchased under the above basis. Minimum incomes for purchases made within any subsequent five-year period will be 97% of the incomes for the preceding five-year period. The minimum amounts of annuity available at other ages and for other forms of income will be determined by us based on the same basis as the above. We will make these available to you on request.

Subsection (3)--Cancellation of Annuity. If, under the provisions of the Plan in effect on the Member's Annuity Start Date, you determine and report to us that the annuity purchased for a Member is to be reduced, then the fraction you report will- be cancelled and the amount of annuity payments paid to the member, the beneficiary or contingent annuitant will be reduced accordingly.

The reserve for any annuity cancelled under this Section will be applied in accordance with Article II, Section 5.

Subsection (4)--Misstatements. If the age or any other relevant fact of any Member or contingent annuitant is found to have been misstated, the amount of annuity payable by us will be that provided by the amount applied to provide such annuity, determined as of the date established by the misstated information and on the basis of the correct information. Any overpayment by us resulting from any misstated information will be deducted from amounts thereafter payable to a Member, the contingent annuitant or the beneficiary. Any underpayment by us resulting from any misstatements will be paid in full with the next payment due the Member, the contingent annuitant or beneficiary.

Subsection (5)--Commutation of Payments. If any annuity payments are to be commuted, the commuted value of the payments will be determined by us, using the interest rate which was used as a basis for calculating the amount of the payments at the time the annuity was purchased.

Neither the Member, the contingent annuitant nor any beneficiary who is a natural person taking in his or her own right has the right to commute any annuity payments under this contract.

SECTION 3--SINGLE SUM PAYMENTS.

If permitted by the Plan, a Member who has reached a Benefit Event may elect a single sum payment equal to all or a portion of the Member's Account. Any single sum payment made under this Section will be an application of the Member's Account on the date paid.

Any single sum payment to a Member is subject to the delay of payment and limitation provisions of Article VI, Section 4 and the Separate Account Investment Rider, if any. Such amount may also be subject to the charge in
Article VI, Section 3. unless such payment is made within:

     a) 60 days after we send notification to the Member of the options available under the contract upon reaching the first Benefit Event under the Plan, other than death, or

     b) 60 days after a Member's Normal Retirement Date, if such date is later than the date in (a) above, or

     c) 120 days after we send notification to the beneficiary of the options available under the contract, in the event of the death of the Member.

SECTION 4--FULL FLEXIBLITY OPTION.

This option provides scheduled installment payments, starting within twelve months of the date of the Notification and continuing until the date the Account is exhausted. Payments to the Member or beneficiary are subject to the Distribution rules contained in the Code and the regulations thereunder.

We will pay a portion of such Account on the date or dates requested each calendar year and continuing until the entire Account has been paid. This amount is the scheduled amount. The unpaid portion of the Account will continue to be credited with separate account performance under the terms of the Separate Account Investment Rider or the interest rate otherwise available and as may be reduced as provided in Article III, Section 5.

The Order of Application will determine from which Investments payments will be made. However, a Member or Beneficiary may give us Notification of a different order if a different order is desired. If we receive such notification, payments from Guaranteed Interest Investments will be subject to the charge in Article VI, Section 3, and the delay of payment and limitation provisions of Article VI,
Section 4 and the Separate Account Investment Rider.

If scheduled payments in any calendar year exceed the maximum amount, the excess amount will be subject to the charge in Article VI, Section 3, and the delay of payment and limitation provisions of Article VI, Section 4 and the Separate Account Investment Rider. For any calendar year, the maximum amount is the greatest of:

     a) 13% of the Account balance at the beginning of the current calendar year.

     b) the Account balance at the beginning of the current calendar year divided by the number of years of the Member's or beneficiary's life expectancy.

     c) the amount withdrawn in the preceding calendar year which was not subject to the charge in Article VI, Section 3.

In addition to the scheduled payments, nonscheduled payments may be requested. We may establish a minimum dollar amount for nonscheduled payments. Nonscheduled payments may be subject to a transaction fee. Nonscheduled payments will be subject to the charge in Article VI, Section 3, and the delay of payment and limitation provisions of Article VI, Section 4 and the Separate Account Investment Rider.

The Member or beneficiary may request termination of the Full Flexibility Option by one or more of the following methods: (i) requesting an excess payment equal to the remaining balance of the Account, (ii) requesting the remaining balance be used to purchase an annuity for such Member or beneficiary in accordance with one of the other options of this Section, or (iii) requesting that the Full Flexibility Option be cancelled and leaving the remaining balance under this contract.

SECTION 5--MODIFICATION IN MODE OF PAYMENT OF INCOME.

If, at any time after a Member's Annuity Start Date or the date benefits begin under the Full Flexibility Option, the monthly amount of income payable under this contract to such Member or to the beneficiary or contingent annuitant would be less than $20, we may, at our option, pay such amount less frequently, but not less frequently than annually.

SECTION 6--FACILITY OF PAYMENT.

If any Member, alternate payee, contingent annuitant or beneficiary becomes physically, mentally or legally incapable of accepting any payment and the person has no legal representative or guardian who can accept the payment on the person's behalf, we may, in the absence of Notification from you, at our option, make such payment to the person or persons as have, in our opinion, assumed the care and principal support of the Member, contingent annuitant or beneficiary. However, any payment due a minor will be paid at a rate not exceeding the greater of (i) $100.00 per month or (ii) the maximum amount permitted by the laws of the state of issue of this contract. In no event will any such payment exceed the maximum amount allowed under applicable law of the state of issue of this contract. In no event will any such payment exceed the maximum amount allowed under applicable law of the state in which this contract is delivered. Any such payment made by us will fully discharge us to the extent of the payment

SECTION 7--ASSIGNMENT.

Except for an assignment to an alternate payee required by a Qualified Domestic Relations Order, no benefits payable under this contract to any Member, beneficiary or contingent annuitant are assignable, and all such benefits are exempt from the claims of creditors to the maximum extent permitted by law.

ARTICLE V--OTHER BENEFITS

SECTION 1--WITHDRAWAL BENEFITS.

Upon appropriate Notification, we will pay to a Member any portion of that Member's Account, subject to the following:

     a)   The Plan must allow the Member to receive the withdrawal.

     b) The Notification must be on a form we either furnish or approve and will be accompanied (at our request) by the Member's certificate, if any, issued as described in Article VII, Section 1.

     c) Any amount withdrawn under this Section will be subject to both the delay of payment and limitation provisions of Article VI, Section 4 and the Separate Account Investment Rider, if any, and the charge of
          Article VI, Section 3.

     d) We reserve the right to limit the number of withdrawals and the right to charge for processing such withdrawals.

We will determine the amount available as of the date we receive the Notification at our Corporate Center, or at some later date specified in the Notification. The amount available will be that portion of the Member's Account in which the Member is vested under the Plan. If the withdrawal is for the purposes of a loan under the Plan, the amount of the loan will be determined by the provisions of the Plan.

If a portion of a Member's Account is to be withdrawn, the Notification may specify which Investments are to be applied, if no order is specified, the Order of Application will apply.

Any payment under this Section will be an application of the Member's Account on the date paid.

ARTICLE VI--TRANSFER TO ANOTHER FUNDING AGENT; CESSATION; CHARGES

SECTION 1--TRANSFER TO ANOTHER FUNDING AGENT.

Upon Notification to us at our Corporate Center, payment of the aggregate of all of the Guaranteed Interest investments and Separate Account Investments will be transferred to another Funding Agent. Subject to the charge provided for in
Section 3 of this Article, and the limitations provided in Section 4 of this Article and the separate Account Investment Rider, if any, the amount of any Guaranteed Interest Investments and Separate Account Investments will be determined and transferred within seven Business Days after the date we receive your Notification. If you request payment as of some later date, the amounts to be paid out will be determined and paid as of that date.

SECTION 2--CESSATION OF CONTRIBUTIONS.

Cessation of Contributions will be effective as of any of the following dates:

     a) On the date you give us written Notification that Contributions will cease.

     b)   On the date the Plan terminates.

     c) On or after the date on which the Internal Revenue Service or a court makes a final determination that the Plan no longer meets the requirements to remain a Qualified Plan, if we have given you written notice that cessation will occur on that date or at some later date.

     d)   On the date no Accounts remain under this contract.

Upon cessation of Contributions, no employees will become Members and no further Contributions will be accepted.

All provisions of this contract will remain effective as to any Accounts which have not been paid or applied in full.

Once all Accounts have been paid or applied in full, we will have no further obligation under this Contract as to those Accounts.

SECTION 3--CHARGES FOR EARLY SURRENDER OF A GUARANTEED INTEREST INVESTMENT.

If a Member transfers or withdraws all or a part of a Guaranteed Interest Investment before the end of its Guarantee Period, the transfer or withdrawal is a surrender of that amount Transfer or withdrawal of an investment refers to transactions from Guaranteed Interest Investments under any of the following contract provisions:

     a)   Transfer between Investments, Article II, Section 6.

     b) A single sum payment under Article IV, Section 3, after the periods specified in such Section.

     c)   A withdrawal under Article V, Section 1.

     d)   A transfer to another Funding Agent under Article VI, Section 1.

     We reserve the right to waive this charge for certain withdrawals. Any such waiver will be applied in a uniform manner to all such withdrawals from contracts of this class.

     If all or a portion of a Guaranteed Interest Investment is surrendered early and the Guaranteed Interest Rate in effect for contracts of this class for the date of surrender is greater than the Composite Guaranteed Rate for the Investment, the amount available will be reduced by a surrender charge equal to the following:

     e) The difference between such Guaranteed Interest Rate in effect for new Contributions for the date of surrender and the Composite Guaranteed Rate of the Investment being surrendered, multiplied by

     f) The number of years (including fractional parts of a year) remaining in the Guarantee Period for the Guaranteed Interest Investment, multiplied by

     g)   The amount being surrendered.

If the entire Guaranteed Interest Investment is surrendered, the Guaranteed Interest Investment will be reduced on the date of surrender and the remainder will be paid or transferred.

If a portion of the Guaranteed Interest Investment is surrendered, the Guaranteed Interest Investment will be reduced by the amount being surrendered plus the surrender charge, if any.

If the Guaranteed Interest Rate in effect for contracts of this class for the date of surrender is equal to or less than the Composite Guaranteed Rate for such account, there is no surrender charge.

SECTION 4--LIMITATIONS ON TRANSFERS AND PAYMENTS FROM GUARANTEED INTEREST INVESTMENTS.

     a) In general, payments and transfers from the Guaranteed Interest Investments will be made in full within seven Business Days after the requested date of payment. However, we reserve the right to defer any payment or transfer under this contract up to 270 days. These delay rights will not apply to payments to the beneficiary named by the Member, payments to a Member due to disability or retirement under the Plan or to purchases of annuity under Article IV, Section 2.

          Such deferment will be based on unstable or disorderly market or investment conditions which, in our opinion, do not allow for an orderly investment transfer. This deferment may include, but not be limited to, situations where regular banking has been suspended or when an emergency or other circumstances beyond our control do not allow for the orderly disposal and liquidation of securities or other assets.

     b) We reserve the right to make the portion of the requested payment or transfer in excess of the greater of

          i) 25% of the aggregate Guaranteed Interest Investments under the contract on the date 12 months prior to such determination date, or

          ii) $25,000,000 in the 12 month period which ends on the date of requested payment or transfer,

          in substantially equal monthly installments over a period not to exceed 36 months. For purposes of this limitation, payments and transfers at investment value from our general account from any other contracts or polices we issued in connection with the Plan will be included as a payment or transfer from the Guaranteed Interest Investments under this contract.

          If this limitation is imposed by us, we will make the first installment one month after the date of request, or on the date specified in your Notification.

          These delay rights will not apply to payments to the beneficiary named by the Member, payments to a Member due to disability or retirement under the Plan or to purchases of annuity under Article IV, Section 2.

If we defer any payment or transfer under this Section, we will determine the amount to be paid or transferred on the actual date of payment or transfer. We will notify you if the deferment will be more than 30 days. During any deferment, requested funds will continue to earn interest at the same rate.

ARTICLE VII--GENERAL PROVISIONS

SECTION 1--CERTIFICATES.

If a Member contributes under the Plan and the state of issue so requires, we will prepare, for delivery to each such Member, an individual certificate setting out a statement of the benefits to which that Member is entitled and to whom death benefits are payable. If benefits become payable to a Member under one of the options of Article IV, we will issue an individual certificate setting forth the amount, form and period of payment of the annuity benefits.

SECTION 2--BENEFICIARY.

The beneficiary is the person or persons named by the Member to whom benefits (other than any annuity payable to a contingent annuitant under the provisions of Article IV, Section 2) are payable under this contract upon the death of the Member, subject to the provisions of Article IV, Section 7. A Member will name or change a Beneficiary by filing a written beneficiary designation to that effect with us in a form acceptable to us. Any Beneficiary designation will not have any effect until we receive it. When we receive the designation, it will be effective as of the date it is executed by the Member, but any payments we made before receipt of the resignation will discharge us to the extent of such payments. We reserve the right to require the Member's Certificate for endorsement of any change of beneficiary. Unless prohibited by the Plan or by a prior beneficiary resignation, any person receiving benefits or payments which might continue beyond that person's life time may Designate a beneficiary to receive any remaining payments.

Unless otherwise specified by the Member with our consent,

     a) if any beneficiary dies before the Member, any payment which would have become payable to such beneficiary, if living, will be payable when due to the beneficiary or beneficiaries surviving the Member in the order provided.

     b) if any beneficiary survives the Member but dies before receiving all of the payments which would have been payable to such beneficiary, if living, payment will be paid when due to the surviving beneficiary or beneficiaries in the order provided.

     c) if the last survivor of all named beneficiaries dies after the death of the Member (and the contingent annuitant, if any) and before all payments due the beneficiary have been made, the remaining payments will be commuted and the commuted value paid to the executor or administrator of the estate of such last survivor.

If no named beneficiary survives the Member (and the contingent annuitant, if any), or no beneficiary has been named, any amount which would have become payable to a beneficiary will be commuted and the commuted value paid to the executor or administrator of the estate of the Member (the executor or administrator of the estate of any contingent annuitant, if he survives the Member). If no formal estate is created, we may pay out any benefits in accordance with any state or federal law which permits us to make payments to specific persons without the creation of a formal estate. If state or federal law requires that we make any payments only to a formally established estate, we will make payments in accordance with that law.

If required by the facts surrounding a particular death or deaths, we may use the appropriate state statute dealing with simultaneous or nearly simultaneous deaths to determine who will be treated as a survivor entitled to receive benefits. If no state law applies, then we may rely upon the most current version of the uniform Simultaneous Death Act to make that determination.

If the beneficiary is not a natural person taking in his or her own right (that is, a trust or an estate), any monthly or other periodic payments will be commuted and the commuted value paid to the beneficiary in a single sum.

However, if the beneficiary is a trust established for the benefit of a natural person and if the payment period is at least 24 months and not more than 60 months, monthly or other periodic payments may be continued to such beneficiary for any period which is not prohibited by the Code.

SECTION 3--DIVIDENDS.

Because of the direct crediting of investment return to both Guaranteed Interest Investments and Separate Account Investments, it is not anticipated that there will be any surplus accruing on this contract from which dividends may be apportioned to this contract. However, if a dividend is declared, any portion of the divisible surplus that we determine to accrue on this contract will be determined annually by us and will be credited to this contract on the first day of each Deposit Year after the Contract Date. Any dividend will be applied as directed by you in accordance with Plan provisions.

SECTION 4--PLAN AND PLAN AMENDMENTS.

You agree to furnish us with a copy of the Plan in effect on the Contract Date and any subsequent amendments to it. No amendment to the Plan or interpretation of the Plan language which affects our duties and obligations will have any effect on the terms of this contract, unless: (i) we have received timely notice of the amendment or interpretation, and (ii) we have not sent you a written notice that we do not accept the amendment or interpretation within 60 days of our receipt of the amendment or interpretation.

SECTION 5--CONTRACT.

This contract and your application are the entire contract between the parties. A copy of your application is attached to this contract. We are obligated only as provided in this contract and are not a party to nor bound by any trust or plan.

SECTION 6--CONTRACT AMENDMENTS.

We reserve the right to amend or change this contract as follows, subject to the limitations of item (g):

     a) Any or all of the contract provisions may be changed at any time, including retroactive changes, to the extent necessary to meet the requirements of any law or regulation issued by any governmental agency to which we are subject. We will give you written notice of any such change.

     b) Any or all of the contract provisions may be changed at any time, including retroactive changes, to the extent necessary to keep the Plan in compliance with the Code or ERISA. We will give you written notice of any such change.

     c) As of any date after the Contract Date, we may amend or change the length of the Guarantee Period; the Order of Application; the provisions for transferring values between accounts; the percentage in item (a) of Article IV, Section 4; the charge contained in Article VI,
          Section 3; and the items included in the Operating Expenses for Separate Accounts under the Separate Account Investment Rider (if such a rider is attached to this contract). We will give you 60 days written notice of any such change.

     d)   We may amend or change the annuity purchase basis shown in Article IV,
          Section 2, as follows:

          i) For Account values accumulated during the five year period beginning on the Contract Date, no change will be made in such purchase rate basis.

          ii) For Account values accumulated after the date which is five years after the Contract Date, we may amend or change such basis on any date which is later than (i) five years after the Contract Date or (ii) five years after the latest date of amendment or change.

          We will give you 60 days written notice of any such change.

     e) By agreement between you and us, this contract may be amended or changed at any time as to any of its provisions, including those in regard to coverage, benefits and the participation privileges, without the consent of any Member, beneficiary or contingent annuitant We will propose amendments to the contract to you by written notification which will also indicate how you may agree to the proposed amendment. Generally, we will indicate that you use one or more of the following methods to agree to our proposed amendments:

           i)   By signing the amendment and returning a copy to us.

           ii) By making Contributions after 60 days have elapsed from the date of our written notice to you.

          iii) By not declining the amendment in a written Notice to us. We will usually propose the use of this method for procedural amendments or amendments which increase your rights rather than changes which limit your rights under this contract.

          iv)  By any other method allowed by law.

     f) After 60 days notice to you, we may amend or change any term of the contract if such amendment or change increases the options available to you or a Member. Any amendment or change will not become effective if you give us written Notification that you do not accept the amendment.

     g) Any amendment or change under this Section 6 is binding and conclusive on each Member, beneficiary, or contingent annuitant, but is limited by the following:

          i)   No amendment or change will apply to annuities purchased under
               Article IV before the effective date of the amendment or change except to the extent necessary in making changes in accordance with item (a) or (b) above.

          ii) No amendment or change under (c) above will affect Guaranteed Interest Investments established prior to the date of the amendment or change.

          iii) Any change in the general administration expense charge referred to in (c) of Section 1, Article III, will not take effect as to any Guaranteed Interest Investments and Separate Account Investments to be transferred to another Funding Agent, if, prior to the date the amendment or change is to take effect, we receive Notification from you for payment of all such Guaranteed Interest Investments and Separate Account Investments to the other Funding Agent in accordance with Article VI, Section 1, and such Notification is not revoked.

SECTION 7--WAIVER AND MODIFICATION.

Only our officers may agree to (i) change any of our obligations or duties under this contract, or (ii) waive any of your obligations or duties under this contract.

SECTION 8--INFORMATION, PROOFS AND DETERMINATION OF FACTS.

You agree to furnish to us evidence of the age of each Member and his contingent annuitant, if any, on or before his earliest Annuity Purchase Date and other records, data, proofs or additional information which, in our opinion, is necessary for the administration of this contract.

For the purposes of this contract, the determination by you as to any facts (except age) relating to any employee is conclusive, except for fraud or willful misstatement of fact.

SECTION 9--RELIANCE ON INSTRUCTIONS.

We are not obligated to question or refuse to follow any apparently valid instructions which we in good faith believe are valid, if we receive such instructions from you, a Plan trustee, a Plan administrator, a Plan fiduciary, or, if the Plan permits, a Member, alternate payee, contingent annuitant or beneficiary. If we follow such instructions, we will have no further obligations with respect to the amounts paid out or the actions taken. If we believe in good faith that the law requires us not to follow an apparently valid instruction, we are not required to act on any instruction.

SECTION 10--SINGLE PAYMENT.

We will make any payment to a Member, contingent annuitant, alternate payee or beneficiary in accordance with any withdrawal or payment option available under the contract only once. Any payment we make in accordance with any withdrawal or payment option will be in lieu of any other benefit or withdrawal option and will extinguish any claim by any Member, contingent annuitant, alternate payee or beneficiary to receive the amount paid out.

SECTION 11--OVERPAYMENT.

In the event that we make an overpayment of any amount payable to a Funding Agent, Member, contingent annuitant, alternate payee or beneficiary, we will have the option to seek reimbursement of that overpayment from the individual receiving the overpayment. If the overpayment resulted from any action by you and we suffered a loss as a result of our good faith reliance upon your action, you will pay us an amount equal to the overpayment.

SECTION 12--OWNERSHIP.

You are the owner of this contract. However, if the Plan is trusteed and this contract is issued to the trustee(s), the trustee(s) of the Plan is sole owner of all the payments, rights, options, and privileges herein granted or made payable to any Member, beneficiary, or contingent annuitant under this contract. This includes, without limitation, the right to distribute all or a portion of the Member's Account, or ownership of these rights in respect of such Account, on or after the Member's termination of employment. However, this does not include the right to designate a Member's beneficiary unless such right has been granted to the trustee by the Plan or trust. The trustee(s) of the Plan is entitled to exercise all such rights, options, and privileges and to receive all such payments at the time or times specified in this contract that such payments, rights, options, and privileges are available to a Member. Such exercise by the trustee(s) may be made without the consent or participation of any Member, beneficiary or contingent annuitant

SECTION 13--TERMINATION AND CASH OUT OF CONTRACT.

We may begin cash out proceedings with regards to the funds held under this contract on or after the date we have announced we will refuse all further contributions under contracts of this class, subject to the following:

     a) We have announced our intention to refuse further Contributions and that we will no longer write or accept applications for contracts of this class.

     b) Once we determine we wish to cash out contracts of this class, we will cash out all contracts of this class without exception.

     c) Amounts held in any of our Separate Accounts will be available for payment or transfer in accordance with the contract provisions or riders making such Separate Accounts available hereunder.

     d)   For funds held in our general account, the following will apply:

          i) You may choose to transfer such funds to another Funding Agent. No charge will be made under Article VI, Section 3, for any funds so transferred.

          ii) If no other Notification is received by us, at the end of any Guarantee Period, we will treat the funds held in our general account as if they are being held under the group annuity contract then offered by us which, in our opinion, most closely parallels the provisions of this contract. Thereafter, the provisions of this contract will no longer apply.

          iii) There will be no charge made for payment from this contract of single sum amounts at recognized benefit events, even if the group annuity contract described in item (d)(ii) above would not permit such pay out without charge.

     e) The annuity purchase rate guarantees in effect under this contract on the day before the provisions of item (d)(ii) of this Section are instituted will remain the purchase rate guarantees for any general account funds handled in accordance with item (d)(ii).

          Such purchase rate guarantees will also remain in effect for any Separate Account funds held hereunder until paid or transferred.

     f) We will not change any Composite Guaranteed Rate for amounts held in our general account before the end of the Guarantee Period for such amounts.

     g) Your right to transfer funds held hereunder to another Funding Agent will not be changed.

     h) If we choose to make another group annuity contract available to other contractholders of this type of contract, we will make such a group annuity contract available to you.

     i) We will give you 60 days advance written notice before we will enforce the provisions of this Section.

SECTION 14--TERM AND TERMINATION.

Except as provided in Section 13 of this Article, or by any amendment to this contract, this contract will continue in force as long as we hold assets for you or are making annuity payments. If you transfer all of the assets under this contract not associated with any annuity payments to a Funding Agent, our obligations under this contract will cease, except to the extent that we are making annuity payments. However, if we discover that we underpaid the Funding Agent, we will have the obligation to pay the appropriate amount to the Funding Agent.

SECTION 15--QUALIFICATION OF PLANS.

We assume no responsibility for ensuring that the Plan remains a Qualified Plan or meets any of the requirements of the Code or ERISA. While we will undertake those duties described in this contract or in the service agreement n a manner which should help you to meet the requirements of the Code and ERISA, you agree and acknowledge that we do not have final responsibility for making sure that you take all appropriate steps needed to keep the Plan in compliance with the Code and ERISA.

Notwithstanding any other provision in this contract or in any other agreement between you and us, it the Internal Revenue Service or a court makes a final determination that the Plan no longer qualifies as a Qualified Plan, we may require that you transfer all assets invested in this contract to another Funding Agent. If we decide that you must transfer assets from this contract, we will send you a written notice describing you options. If we do not receive an acceptable response Notice from you within five Business Days, we will return the money held under this contract to you, or if appropriate, to a Plan trustee. We will not accept any Notice under this Section unless the Notice clearly specifies the Funding Agent to receive the assets.

SECTION 16--OUR RELATIONSHIP TO THE PLAN.

Notwithstanding any other provision in this contract or in any other agreement between you and us, with respect to the Plan (i) except as described in Article II, Section 8, we act only as a service provider, and (ii) we do not act as a Plan trustee, Plan fiduciary, or Plan administrator under ERISA or any state law. In addition, we do not practice law and do not give any individual legal advice to you or your Plan.

Nothing in this contract shall amend any provision of the Plan nor shall any provision of the Plan act as an amendment to this contract. Moreover, no provision or option available under this contract shall be available unless that provision or option is permissible under the Plan.

ARTICLE VIII--DISPUTE RESOLUTION

SECTION 1--GENERAL.

Any disputes which arise out of or related to this contract shall be resolved under the terms of this Article.

For purposes of this Article, the phrase "any disputes which arise out of or are related to this contract" means any and all disputes, disagreements, claims, or controversies, which deal with or pertain to (i) the interpretation of the terms and provisions of this contract or of any service agreement related to this contract, (ii) the administration or operation of the contract or of any service agreement related to this contract, or (iii) any other matter which arises directly or indirectly from the relationship between you and us by the existence of this contract or of any service agreement related to this contract

SECTION 2--NEGOTIATIONS.

The parties shall initially attempt to resolve any disputes which arise out of or are related to this contract through good faith negotiations between appropriate representatives of each party. An appropriate representative shall include any person who has authority to settle the dispute. Normally, each party shall name someone as their representative who is a person at a higher level of management than the persons who usually have direct responsibility for the administration of this contract.

The process of negotiation under this Section shall begin when either party gives the other party a written notice of any dispute which the parties have not successfully resolved in the ordinary course of business. Within 15 days after the receipt of such a written notice, the receiving party shall mail a written response to the other party. The initial notice and response shall each include
(i) a statement of the party's position and a summary of arguments supporting that position, and (ii) the name and title of the representative who will represent that party. Within 30 calendar days of the receipt of the original notice, the representatives of each party shall discuss the dispute. Whenever practicable, the representatives shall meet in person. However, if either party believes that a personal meeting will become impractical or that telephone negotiations will lead to a more prompt and inexpensive resolution of the dispute, then upon either party's request a telephone conference will replace a personal meeting.

If the dispute remains unresolved after 60 days after the receipt of the initial notice, or if the parties fail to discuss the dispute within the 30-day period described in the prior paragraph, either party may initiate mediation procedures under Section 3 of this Article.

The parties agree that all such negotiations shall remain confidential. In addition, for purposes of any litigation which may involve requests for information about the negotiations done pursuant to this Section, the parties agree to treat the negotiations as compromise and settlement negotiations for purposes of any rules of evidence.

SECTION 3--MEDIATION.

If the parties have not settled the dispute by negotiations described in Section 2 of this Article, the parties shall endeavor in good faith to settle the dispute by mediation. Unless the parties agree otherwise, the mediation shall conform to the then current Center for Public Resources Model Procedures for Mediation of Business Disputes. The parties shall agree on the mediator or the method of choosing the mediator. If the parties cannot agree on the mediator or a method for choosing a mediator, then the mediator shall be selected from the CPR Panels of Distinguished Neutrals, with the assistance of the Center for Public Resources, Inc.

If the dispute remains unresolved after 60 days from the date that either party requests mediation, either party may initiate the arbitration procedures under
Section 4 of this Article.

The parties agree that all discussions during the mediation shall remain confidential. In addition, for purposes of any litigation which may involve requests for information about the mediation done pursuant to this Section, the parties agree to treat the mediation discussions as compromise and settlement negotiations for purposes any rules of evidence.

SECTION 4--ARBITRATION.

If the parties have not settled the dispute by the mediation described in
Section 3 of this Article, the dispute shall be settled by binding arbitration. Unless the parties agree otherwise, the arbitration shall conform to the then current Center for Public Resources Rules for Administered Arbitration of Business Disputes and shall be decided by a sole arbitrator. The arbitrator shall decide the dispute in accordance with (i) the law which would govern the dispute had the parties litigated the dispute in court, (ii) the provisions of this Article, and (iii) any other agreement between the parties regarding the scope and nature of the arbitration proceedings. The arbitrator shall issue a written decision which summarizes the reasoning behind the award and the applicable legal basis for the award.

The Federal Arbitration Act (9 U.S.C. sections 1-16) will govern the arbitration proceedings, and judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction to do so. Unless the parties agree otherwise, the place of arbitration shall be Des Moines, Iowa. For purposes of determining the law applicable to the dispute, the parties agree that the filing of the original notice of negotiations described in Section 2 shall toll the statue of limitations, provided that the party first requesting negotiations does not unreasonably delay any subsequent proceedings under this Article. The arbitrator is not empowered to award damages in excess of contractual damages. Each party hereby irrevocably waives any right to recover extra-contractual damages, such as punitive damages, damages for pain and suffering, and damages for emotional distress, with respect to any dispute described in this Article.

The parties agree that the arbitration award and the arbitrator's written decision shall remain confidential.

SECTION 5--EXCLUSIVE REMEDIES.

The procedure specified in this Article shall be the sole and exclusive procedures for the resolution by the parties of any disputes which arise out of or are related to this contract, except as described in this Section. A party may seek judicial injunctive relief if, in the party's sole judgement, such action is necessary to avoid irreparable harm or to preserve the status quo. However, even if a party seeks judicial injunctive relief as described in this Section, the parties shall continue to participate in good faith in the procedures described in this Article. The parties agree that no court which a party petitions to grant the type of preliminary injunctive relief described in this Section may award damages or resolve the dispute.

SECTION 6--COSTS.

The parties shall bear their respective costs incurred in connection with the procedures described in this Article, except that the parties shall share equally the fees and expenses of any mediator or arbitrator and the costs for the facilities used for any mediation procedure or arbitration hearing.